Exhibit 10.17

FOURTH LOAN AND SECURITY MODIFICATION AGREEMENT

This Fourth Loan and Security Modification Agreement (this “Loan Modification”) is entered into as of December 7, 2018 by and between BARKBOX, INC., a Delaware corporation, BARKRETAIL, LLC, a Delaware limited liability company, and BARKPARK, LLC, a Delaware limited liability company (collectively, “Borrowers”, and each, a “Borrower”) and WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrowers to Bank, Borrowers are indebted to Bank pursuant to a Loan and Security Agreement, dated as of October 12, 2017, as amended by that certain Loan and Security Modification Agreement, dated as of November 20, 2017, that certain Second Loan and Security Modification Agreement, dated as of April 20, 2018, that certain Waiver to Loan and Security Agreement, dated as of September 18, 2018, and that certain Third Loan and Security Modification Agreement, dated as of December 3, 2018 (as further amended, restated, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement.

2. DESCRIPTION OF CHANGE IN TERMS.

(a)	Section 1.1 of the Loan Agreement is hereby amended by amending and restating, or adding in appropriate alphabetical order, the following defined terms:

“Advance” or “Advances” means a Formula Advance or a Nonformula Advance.

“Credit Extension” means each Advance, use of the Cash Management Sublimit or International Sublimit, each Term Loan, and any other extension of credit by Bank for the benefit of a Borrower hereunder.

“Daily Balance” means the amount of the Formula Advances or Nonformula Advances, as applicable owed at the end of a given day.

“Formula Advance” means an advance pursuant to Section 2.1(b) hereof

“Fourth Loan Modification Date” means December 7, 2018.

“Nonformula Advance” means any advance pursuant to Section 2.1(a) hereof.

“Nonformula Line” means Five Million Dollars ($5,000,000), provided that during the period commencing on April 1, 2019 to and including September 30, 2019, the Nonformula Line shall mean Zero Dollars ($0).

“Nonformula Revolving Maturity Date” means March 31, 2020.

“Prime Rate” means the greater of (i) the prime rate that is published in the Money Rates section of The Wall Street Journal from time to time and (ii) five and one quarter percent (5.25%) per year. Lender may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.

“Revolving Facility” means the facility under which a Borrower may request Credit Extensions from Bank, as specified in Section 2.1(a) and (b) hereof.

“Term Loan” is defined in Section 2.1(c) hereof.

“Term Loan Maturity Date” means December 31, 2021.

“Term Loan Payment” is defined in Section 2.1(c)(ii) hereof.

(a)	Section 2.1(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(a) Nonformula Advances. Subject to and upon the terms and conditions of this Agreement, a Borrower may request Nonformula Advances in an aggregate outstanding amount not to exceed the Nonformula Line, provided that each Nonformula Advance requested shall have a minimum principal amount of $1,000,000. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Nonformula Revolving Maturity Date (except during the period during which the Nonformula Line is reduced to Zero Dollars ($0). Upon the reduction of the Nonformula Line to Zero Dollars ($0) and on the Nonformula Revolving Maturity Date, all outstanding Nonformula Advances shall be repaid or converted to a Formula Advance (to the extent there is availability pursuant to Section 2.1(b)). A Borrower may prepay any Nonformula Advances without penalty or premium. Whenever a Borrower desires a Nonformula Advance, such Borrower will notify Bank no later than 3:00 p.m. Pacific Time, on the Business Day that the Nonformula Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from such Borrower within 24 hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank a Revolving Advance Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Nonformula Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Nonformula Advances are necessary to meet Obligations that have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Nonformula Advances to the requesting Borrower’s deposit account with Bank.

(b)	Section 2.1(b) of the Loan Agreement is hereby amended by replacing each reference to “Advance” with “Formula Advance”, including derivative forms thereof.

(c)	A new Section 2.1(c) is hereby added to the Loan Agreement, immediately after Section 2.1(b) thereof, to read as follows:

(c)	Term Loan.

(i) Subject to the terms and conditions of this Agreement, Bank shall make one or more term loans (the “Term Loans”) available to Borrowers, as follows:

(A) On the Fourth Loan Modification Date, Borrowers shall request, and Bank shall make, a Term Loan in a principal amount of $5,000,000.

(B) During the period commencing on the Fourth Loan Modification Date and ending on June 30, 2019, Borrowers may request, and Bank shall make, one or more Term Loans in aggregate principal amount not to exceed $10,000,000 (including the Term Loan made pursuant to Section 2.1(c)(i)(A)), and each Term Loan requested shall have a minimum principal amount of $1,000,000.

(ii) Repayment. Borrower shall pay interest only payments in arrears from the tenth (10th) day of the month beginning December 10, 2018 through June 30, 2020. Beginning on the July 10, 2020, Borrower shall repay the Term Loan in eighteen (18) equal installments of principal, plus monthly payments of accrued interest (each a “Term Loan Payment”), in each case payable on the tenth (10th) day of each month. The final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Once repaid, the Term Loans may not be reborrowed.

(iii) Prepayment.

(A) Voluntary Prepayment. So long as no Event of Default has occurred and is continuing, Borrowers shall have the option to prepay the Term Loans in whole or in part, in a principal amount of $1,000,000 or a whole multiple thereof (or if less than $1,000,000 outstanding on the Term Loans, the remaining amount outstanding), subject to (i) prior written notice to Bank of Borrowers’ election to prepay the Term Loans at least ten (10) Business Days prior to such prepayment, and (ii) payment, on the date of such prepayment, (x) all outstanding principal with respect to the Term Loans, plus accrued but unpaid interest thereon, plus (y) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder.

(B) Mandatory Prepayment Upon an Acceleration. If the Term Loans are accelerated following the occurrence and continuance of an Event of Default or otherwise, Borrowers shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal with respect to the Term Loans, plus accrued but unpaid interest, (ii) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder, including interest at the Default Rate and any late fee due with respect to any past due amounts.

(d)	Section 2.2(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(a) If as of any date of determination, the aggregate amount of the outstanding Advances, plus aggregate credit limit of products or services requested by a Borrower and issued by Bank under such Cash Management Sublimit, plus the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) exceeds the sum of (i) the lesser of (A) the Revolving Line, and (B) the Borrowing Base, and (ii) the Nonformula Line, as of such date of determination, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

(e)	Section 2.2(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(b) [Reserved.]

(f)	Section 2.3(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(a) Interest Rates. Except as set forth in Section 2.3(b):

(i) the Nonformula Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to three quarters of one percent (0.75%) above the Prime Rate;

(ii) the Formula Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one half of one percent (0.5%) above the Prime Rate; and

(iii) the Term Loans shall bear interest, on the outstanding principal amount, at a rate equal to two percent (2.0%) above the Prime Rate.

(g)	Section 2.6(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(a) Facility Fee. A facility fee equal to 0.25% of the Revolving Line, on the Closing Date and on each anniversary thereof, and $50,000 in respect of the Term Loans, on the Fourth Loan Modification Date, each of which shall be nonrefundable; and

(h)	Section 2.9 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

2.9 Extension of Maturity. Notwithstanding anything contained herein to the contrary, Bank shall have the right, in its sole and absolute discretion, to extend the Revolving Maturity Date or Nonformula Revolving Maturity Date to the tenth day of the month next following the actual Revolving Maturity Date or Nonformula Revolving Maturity Date as stated in this Agreement, respectively.

(i)	A new Section 3.3 of the Loan Agreement is hereby added to the Loan Agreement, immediately following Section 3.2 thereof, to read as follows:

3.3 Procedures for Borrowing. Whenever Borrowers desire a Term Loan (other than the Term Loan made pursuant to Section 2.1(c)(i)(A) on the Fourth Loan Modification Date), Borrowers shall notify Bank no later than 3:00 p.m. Pacific time, three (3) Business Days prior to the date the Term Loan is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrowers within twenty four (24) hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank a Term Loan Request in substantially the form of Exhibit B hereto. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank shall credit the amount of Term Loans made under this Section 3.3 to a Borrower’s deposit account.

(j)	Section 6.3(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(c) as soon as available, but in any event within one hundred eighty (180) days after the end of Barkbox’s fiscal year, commencing with the fiscal year ending March 31, 2019 (and for fiscal year ending December 31, 2017, concurrently with audited financial statements for fiscal year ending March 31, 2019), audited consolidated financial statements of Barkbox prepared in accordance with GAAP, consistently applied, together with an unqualified opinion, other than (i) any qualification arising as a result of the Obligations being characterized as short term debt, or (ii) other going concern qualification, on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(k)	Section 6.3(d) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(d) [Reserved];

(l)	Section 6.3(e) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(e) as soon as available, but in any event no later than forty-five (45) days following the beginning of each fiscal year, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements), for such fiscal year, presented in a monthly format, in form and substance reasonably acceptable to Bank, and including the same details with respect to budgeted capital expenditures as set forth in the budget delivered to Bank as of the Closing Date;

(m) Section 6.9 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

6.9 Financial Covenants. Borrowers, on a consolidated basis, shall maintain at all times the following:

(a) Minimum Revenue. Borrowers, on a consolidated basis, shall have quarterly subscription Revenue for the fiscal quarters ended December 31, 2018, March 31, 2019 and June 30, 2019, of at least $36,334,000, $38,470,000 and $39,225,000, respectively, and for each fiscal quarter thereafter, an amount equal to 80% of the projected subscription Revenue for such period set forth in the projections delivered to Bank pursuant to Section 6.3(e), provided that such required levels of subscription Revenue shall be reflected in an amendment to this Agreement, which Borrower agrees to execute no later than June 15 of each year after the Fourth Loan Modification Date.

(b) Minimum Cash at Bank. Borrowers, on a consolidated basis, shall maintain at all times a minimum balance of unrestricted cash at the Bank of at least Ten Million Dollars ($10,000,000), measured on the last day of each month, provided that on April 1, 2019 and at all times thereafter, the required minimum balance of unrestricted cash at the Bank shall be reduced to $7,500,000.

(n)	Section 6.10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

6.10 Creation / Acquisition of Subsidiaries. In the event any Borrower, or any of its Subsidiaries, creates or acquires any Subsidiary, Borrower shall provide prior written notice to Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such Subsidiary to become a co-Borrower hereunder or to guaranty the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower (or its Subsidiary, as applicable) shall grant and pledge to Bank a perfected security interest in the stock, units, or other ownership of each such newly created Subsidiary.

(o)

Section 13.1 of the Loan Agreement is hereby amended by amending and restating the second sentence therein to read as follows: “Bank shall have the right without the consent of or notice to a Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided however that, Bank shall not effectuate any of the foregoing if such action would result in Western Alliance Bank (or its Affiliates) no longer acting as “Bank”, or as the administrative agent and collateral agent hereunder without the prior written consent of Borrowers (which consent shall not be unreasonably withheld, conditioned or delayed).”

(p)	Exhibit B, Exhibit C and Exhibit D to the Loan Agreement are each hereby amended and restated as set forth on Exhibit B, Exhibit C and Exhibit D hereto, respectively.

3. CONSISTENT CHANGES. The Loan Documents are each hereby amended wherever necessary to reflect the changes described above.

4. NO DEFENSES OF BORROWER/GENERAL RELEASE. Each Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts owing to Bank. Each Borrower and each of its Subsidiaries (each, a “Releasing Party”) acknowledges that Bank would not enter into this Loan Modification without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan Modification, each Releasing Party releases Bank, and each of Bank’s and entity’s officers, directors and employees from any known or unknown claims that such Releasing Party now has against Bank of any nature, including any claims that such Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Each Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan Modification and the other Loan Documents, and/or Bank’s actions to exercise any remedy available under the Loan Documents or otherwise.

5. CONTINUING VALIDITY. Except as expressly waived or contemplated hereunder or as disclosed in the Schedule delivered to Bank in connection with the initial execution or subsequent modifications of the Loan Agreement or any Compliance Certificate delivered to Bank, (i) each Borrower represents and warrants, solely as to itself, that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Loan Modification, and (ii) each Borrower represents and warrants that no Event of Default has occurred and is continuing as of the date of this Loan Modification. Except as expressly modified pursuant to this Loan Modification, the terms of the Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications pursuant to this Loan Modification in no way shall obligate Bank to make any future modifications. It is the intention of Bank and each Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Bank in writing. The terms of this paragraph apply not only to this Loan Modification, but also to any subsequent loan and security modification agreements.

6. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Loan Modification constitutes a “Loan Document” as defined and set forth in the Loan Agreement, and is subject to Sections 11 and 12 of the Loan Agreement, which are incorporated by reference herein.

7. CONDITIONS PRECEDENT TO LOAN MODIFICATION. As a condition to the effectiveness of this Loan Modification, Bank shall have received, in form and substance satisfactory to Bank, the following or, as applicable, the following conditions shall be satisfied:

(a)	a fully executed copy of this Loan Modification;

(b)	a warrant to purchase common stock;

(c)	insurance certificates with respect to general liability insurance and commercial property insurance;

(d)	an affirmation of the Pinnacle Subordination Agreement;

(e)

a certificate of an officer of each Borrower, certifying such Borrower’s organizational documents, schedule of incumbency and board, stockholder or member resolutions authorizing the execution and delivery of this Loan Modification, in each case, as applicable;

(f)

payment of the facility fee of $50,000 due on the date hereof pursuant to Section 2.6(a) of the Loan Agreement, which shall be deducted from the Term Loan made by Bank pursuant to Section 2.1(c)(i)(A), and all Bank Expenses incurred through the date of this Loan Modification;

(g)	an audit of the Collateral and subscription Revenue, the results of which shall be satisfactory to Bank, which has been received;

(h)	Borrowers shall have received not less than $7,500,000 in loan proceeds from the initial advance pursuant to the Pinnacle Loan Agreement; and

(i)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

8.	COUNTERSIGNATURE. This Loan Modification shall be effective as of the date set forth above when executed by Bank and each Borrower.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FOURTH LOAN AND SECURITY MODIFICATION AGREEMENT]

IN WITNESS WHEREOF, the parties have duly executed this Loan Modification Agreement effective as of the date set forth above.

BARKBOX, INC.

By:	/s/ Matt Meeker
Name:	Matt Meeker
Title:	Chief Executive Officer

BARKRETAIL, LLC

By: Barkbox, Inc. its sole member

By:	/s/ Matt Meeker
Name:	Matt Meeker
Title:	Chief Executive Officer

BARKPARK, LLC

By: Barkbox, Inc. its sole member

By:	/s/ Matt Meeker
Name:	Matt Meeker
Title:	Chief Executive Officer

WESTERN ALLIANCE BANK

By:	/s/ Greg Deitrick
Name: Greg Dietrick

Title: Senior Vice President

EXHIBIT B

[REVOLVING ADVANCE][TERM LOAN] REQUEST

(To be submitted no later than 3:00 PM to be considered for same day processing)

To:	WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

Fax:	(408) 282-1681

Date:

From:	BARKBOX, INC.; BARKRETAIL, LLC; BARKPARK, LLC

Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number

To Account #

Borrower hereby requests funding of [a Formula Advance][a Nonformula Advance][a Term Loan] in the amount of $ _______ pursuant to the terms of the Loan and Security Agreement dated October 12, 2017, as amended, restated, supplemented or otherwise modified from time to time.

Borrower hereby authorizes Bank to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrowers stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this [Revolving Advance][Term Loan] Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.